Exhibit 99.1

For Immediate Release

For Further Information Contact:

Andrew Fisher at (202) 483-7000

Email: Afisher@unither.com

CLINICAL STUDIES OF OVAREX IN ADVANCED OVARIAN CANCER

FAIL TO MEET PRIMARY ENDPOINT

Preliminary Analysis Demonstrates Studies Failed to Reach Statistical Significance

Silver Spring, MD and Wellesley Hills, MA, December 5, 2007:  United Therapeutics Corporation (NASDAQ: UTHR) and its wholly-owned subsidiary, Unither Pharmaceuticals, Inc., announced today the completion of their two pivotal trials of OvaRex® MAb for the treatment of advanced ovarian cancer.  Preliminary analysis demonstrates that the studies failed to reach statistical significance.

The identical studies, known as IMPACT I and II (IMunotherapy Pivotal ovArian Cancer Trial), were randomized, double-blind, placebo-controlled trials conducted at over 60 centers across the United States.  The studies enrolled 367 ovarian cancer patients and assessed the efficacy of OvaRex mono-immunotherapy during the so-called “watchful waiting” period following front-line carboplatin-paclitaxel based chemotherapy.  The program sought to confirm data observed in a subset analysis of a prior randomized phase II study, which suggested the potential of OvaRex to extend the time to disease relapse among patients who had successfully completed front-line therapy.  The studies were well balanced in terms of patient demographics and the safety profile was similar between active and control populations.  The studies demonstrated no difference between active (standard of care followed by OvaRex) and control (standard of care followed by placebo) populations.  The results of IMPACT I and II were consistent with each other.  There were no statistically significant differences in safety profiles and the quality of life between the active and control groups.

Further review and analysis of the IMPACT I and II preliminary results is ongoing and full data from the IMPACT trials is expected to be presented at an upcoming medical meeting and published in a peer-reviewed journal.

OvaRex MAb-B43.13 (oregovomab) is one of five investigational immunotherapeutic monoclonal antibodies which Unither Pharmaceuticals licensed in April 2002 from AltaRex Medical Corp., a wholly-owned subsidiary of ViRexx Medical Corp.  Based on the preliminary results from the IMPACT trials, Unither Pharmaceuticals intends to terminate the license agreement and intends to cease further development of the entire platform of antibodies.  United Therapeutics is currently determining the amount of exit costs associated with termination of this program.  While a precise estimate of write-down charges is not yet known, United Therapeutics has approximately $7 million in assets related to this program that are subject to write-down during the fourth quarter of 2007.

“Given what appeared to be the promising clinical activity observed in a subset of patients from an earlier phase II trial, we are very surprised by these findings.  The IMPACT trials, which were well designed and rigorously conducted, indicate that the approach of triggering tumor-specific immunity using a murine monoclonal antibody has its challenges,” said Christopher Nicodemus, MD, Unither Pharmaceuticals’ Senior Vice President Clinical Research & Development.

“We are all disappointed that OvaRex did not make it to the finish line as a new therapeutic for ovarian cancer, and we owe a huge debt of gratitude to the women and physicians who participated in the studies,” said Peter Gonze, Unither Pharmaceuticals’ Chief Operating Officer.

About Ovarian Cancer

Ovarian cancer is the fifth leading cause of cancer deaths among women in the United States. The American Cancer Society estimates that in the United States this year, there will be over 20,000 new cases of ovarian cancer diagnosed and over 15,000 women will die from the disease.  Overall, the five-year survival rate for women with distant disease is estimated to be 29%.  Although most patients initially respond to surgery and chemotherapy, the relapse rate is high and once relapse occurs, there is no known curative therapy.

About United Therapeutics

United Therapeutics is a biotechnology company focused on the development and commercialization of unique products for patients with chronic and life- threatening cardiovascular, cancer and infectious diseases.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Reform Act of 1995. Forward-looking statements include our expectation that full data from the trial will be presented at an upcoming medical meeting and will also be available in peer-reviewed journal articles, our intention to terminate the April 2002 license agreement with AltaRex Medical Corp., our intention to cease further development of the entire platform of antibodies, the prospects of triggering tumor-specific immunity using a murine monoclonal antibody, and our expectation relating to the amount of the write-down during the fourth quarter of 2007 relating to termination of the monoclonal antibody program.  These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, which could cause actual results to differ materially from anticipated results.  Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and current reports on Form 8-K. We claim the protection of the safe harbor contained in the Private Securities Reform Act of 1995 for forward-looking statements. We are providing this information as of December 5, 2007, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason. [uthr-g].

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